AMENDMENT TO INVESTMENT ADVISORY AGREEMENT

THIS AMENDMENT TO INVESTMENT ADVISORY AGREEMENT (this"Amendment") is made as of September 27, 2016, by and between MacKenzie Realty Capital, Inc., a Maryland corporation having its principal place of business in Moraga, California (the "Company"), and MCM Advisers, LP, a California limited partnership having its principal place of business in Moraga, California (the "Adviser"). Capitalized terms used but not defined herein shall have the meanings assigned to them in that certain Investment Advisory Agreement, dated February 28, 2013, by and between the Company and the Adviser and as amended August 6, 2014 (the "Agreement").

WHEREAS, pursuant to the Agreement, the Adviser is entitled to receive a Capital Gains Fee computed as of the end of each fiscal year;

WHEREAS, the Agreement incorrectly refers to the "calendar year" instead of "fiscal year" in certain provisions relating to the computation of the Capital Gains Fee;

WHEREAS, the Company and Adviser desire to provide for the payment of expenses incurred in connection with a public offering of the Company's securities; and

WHEREAS, the Company and Adviser desire to enter into this Amendment to correct and clarify the inconsistency in the terminology and set forth the terms of payment of expenses relating to any public offering of the Company's securities.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	Definitions.
a)	Section 10(a)(v) is amended and restated to read in its entirety as follows:
""Contributed Capital" means the shares of common stock of the Company issued and outstanding multiplied by the maximum public offering price per share at the time they were sold, as computed from time to time. Contributed Capital shall be computed in accordance with any applicable policies and determinations of the Board."
b)	Section 10(a)(vii) is amended and restated to read in its entirety as follows:
""Managed Funds" means the shares of common stock of the Company issued and outstanding multiplied by the maximum public offering price per share at the time they were sold, as computed from time to time, and including any borrowed funds.  The Managed Funds shall be computed in accordance with any applicable policies and determinations of the Board."
2.	Capital Gains Fee. In Sections 10(a)(ii) and 10(e)(iii) of the Agreement, the references to "calendar year" shall hereby be changed to "fiscal year".
3.	Offering Expenses. Section 12 of the Agreement shall be amended and restated to read in its entirety as follows:
"12. Offering Expenses. Notwithstanding Section 11, in connection with the initial public offering of the Company's securities the Adviser will pay any expenses incurred to register and qualify the Company and its securities under federal and state securities laws and to prepare and file registration statements for such purposes in excess of $550,000.  In connection with any subsequent public offering of up to $150,000,000 of the Company's securities, the Adviser will pay any expenses incurred to register and qualify the Company and its securities under federal and state securities laws and to prepare and file registration statements for such purposes in excess of $1,650,000 (such costs to be determined separately from the initial public offering costs).
4.	Survival. The provisions of this Amendment will inure to the benefit of and be binding upon the successors and assigns of the Company and the Adviser.
5.
Assignment. This Amendment and the rights and obligations hereunder may not be assigned by a party without the express written consent of the other party. Subject to the foregoing, the benefits of this Amendment shall inure to the parties hereto, their respective successors and assigns, and to the indemnified parties hereunder and their respective successors and assigns and representatives, and the obligations and liabilities assumed in this Amendment by the parties hereto shall be binding upon their respective successors and assigns.

[signatures on following page]

IN WITNESS WHEREOF, the Adviser and the Company have agreed to this Amendment as of the day and year first above written.

MCM ADVISERS, LP

  By: /s/ Chip Patterson
 Chip Patterson, Secretary

MACKENZIE REALTY CAPITAL, INC.

By: /s/ Chip Patterson
Chip Patterson, Secretary